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                                   VOTING AGREEMENT


     This Voting Agreement (the "Agreement") is made and entered into this 1st day of November, 1998, between and among Jalate, Ltd., a California corporation (the "Company"), Vinton W. Bacon ("Mr. Bacon"), Larry Brahim ("Mr. Brahim"), and William M. DeArman ("Mr. DeArman") (Mr. Bacon and Mr. Brahim are hereinafter collectively referred to as the "Shareholders").

     A. The Company, Mr. DeArman, Katherine U. Sanders and John E. Drury (Mr. DeArman, Mr. Drury and Ms. Sanders are hereinafter collectively referred to as the "Holders") have agreed to enter into a Conversion Agreement (the "Conversion "greement") which contemplates, among other things, the conversion of the outstanding principal amounts of certain subordinated secured promissory notes held by the Holders into shares of common stock, no par value, of the Company ("Common Stock").

     B. The Shareholders acknowledge that, as shareholders of the Company, they will personally derive material benefits from the consummation of the transactions contemplated by the Conversion Agreement. The Shareholders further acknowledge and agree that the Holders are not willing to enter into the Conversion Agreement unless the Shareholders execute this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein and in the Conversion Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1. OBLIGATION TO VOTE COMPANY STOCK. Provided that Mr. DeArman continues to beneficially own (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) at least ten percent (10%) of the issued and outstanding Common Stock, each of the Shareholders shall vote all shares of Common Stock beneficially owned by him for the election of Mr. DeArman to the Board of Directors of the Company. The type of securities which Mr. DeArman is required to beneficially own and which the Shareholders are required to vote pursuant to this Section 1 shall be appropriately adjusted to reflect any stock dividend, recapitalization or similar action.

     2. SPECIFIC PERFORMANCE. The parties agree that this Agreement may be enforced by any party hereto by bringing suit in any court having jurisdiction within the State of California, County of Los Angeles, for specific performance of the terms of this Agreement, it being specifically agreed that damages at law would be inadequate to compensate for breach of this Agreement (provided, however, that the right to any such damages is not waived by any of the Holders). In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the other parties to such action such party's reasonable attorneys' fees, court costs and other expenses incidental to such litigation.

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     3.   GENERAL.  In the event that any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Neither this Agreement nor any of the parties= rights or obligations hereunder shall be assignable by a party without the prior written consent of all of the parties hereto. This Agreement may not be amended except by a written instrument executed by all of the parties hereto. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to any applicable conflicts of law principles thereof, including all matters of construction, validity and performance.

     IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties as of the date first above written.

COMPANY:                           JALATE, LTD.



                              By:
                                   -----------------------------------------
                                   John Diesenbruch, Vice President and Chief
                                   Financial Officer

SHAREHOLDERS:
                                   -----------------------------------------
                                   Vinton W. Bacon



                                   -----------------------------------------
                                   Larry Brahim




MR. DeARMAN:
                                   -----------------------------------------
                                   William M. DeArman